EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT C:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Credit Suisse New York Tax Exempt Fund, Inc.

In planning and performing our audit of the financial statements of Credit Suisse New York Tax Exempt Fund, Inc. (the "Fund") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 5, 2002




EXHIBIT B:
Sub-Item 77I:  Terms of new or amended securities

The Fund offers Class A shares effective November 30,
2001. Class A Shares are designated for investors seeking the advice of financial representatives and are not being offered directly from the Fund. Class A Shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A Shares. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.


EXHIBIT C:
Sub-Item 77Q1:  Exhibits
(a) (1) Amendment to the By-Laws of Credit Suisse Warburg Pincus New York Tax-Exempt Fund, Inc.
(2) Articles of Amendment of Articles of Incorporation of Credit Suisse Warburg Pincus New York Tax Exempt Fund, Inc.
(b) Not applicable
(c) Not applicable
(d) Articles Supplementary of Credit Suisse New York Tax-Exempt Fund, Inc. Incorporated by reference to Registrant's filing on Form N-1A, Post-effective Amendment No. 19 (Securities Act File No. 2-94841; Investment Company Act File No. 811-4170), filed November 8, 2001.
(e) Not applicable
(f) Not applicable
(g) Not applicable

- - - -

                    Amendment to the By-Laws
                               of
    Credit Suisse Warburg Pincus New York Tax Exempt Fund, Inc.

Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg
Pincus New York Tax Exempt Fund, Inc., the name has changed to
Credit Suisse New York Tax Exempt Fund, Inc.

Dated the 12th day of December, 2001

- - - -

                      ARTICLES OF AMENDMENT
                               OF
                    ARTICLES OF INCORPORATION
                               OF
     CREDIT SUISSE WARBURG PINCUS NEW YORK TAX EXEMPT FUND, INC.

Credit Suisse Warburg Pincus New York Tax Exempt Fund,
Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows:


                           "ARTICLE II
                               NAME
                  The name of the corporation is
             Credit Suisse New York Tax Exempt Fund, Inc."


SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective as of December 12, 2001.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.

DATE: October ____, 2001

Hal Liebes
Vice President and Secretary

ATTEST:
Gregory N. Bressler
Assistant Secretary